                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                    Commission File Number     000-23124
                                          -------------------


                                  Anchor Gaming
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             (Exact name of registrant as specified in its charter)

        815 Pilot Road, Suite G, Las Vegas, NV 89119-3739 (702) 896-7568
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $.01 par value per share
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            (Title of each class of securities covered by this Form)

                   9 7/8% Senior Subordinated Notes Due 2008
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)        [X]          Rule 12h-3(b)(1)(i)        [X]
       Rule 12g-4(a)(1)(ii)       [ ]          Rule 12h-3(b)(1)(ii)       [ ]
       Rule 12g-4(a)(2)(i)        [ ]          Rule 12h-3(b)(2)(i)        [ ]
       Rule 12g-4(a)(2)(ii)       [ ]          Rule 12h-3(b)(2)(ii)       [ ]
                                               Rule 15d-6                 [ ]




       Approximate number of holders of record as of the certification or notice date: One

       Pursuant to the requirements of the Securities Exchange Act of 1934, Anchor Gaming has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  December 31, 2001            By:     /s/ Thomas J. Matthews
                                           -------------------------------------
                                    Name:  Thomas J. Matthews
                                    Title: President and Chief Executive Officer